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                                                                                                                  Exhibit 12.1


                                           American Restaurant Group Holdings, Inc.
                                Statement of Computation of Ratio of Earnings to Fixed Charges
                                                    (Dollars in Thousands)
                                                                                                        Thirty-Nine Weeks
                                                            Year Ended                                        Ended

                              December      December      December     December      December     September     September
                                 30,          28,           27,           26,           25,          25,           23,
                                1991          1992          1993         1994          1995          1995          1996

Earnings
Net loss before taxes . . . .
    Extraordinary loss  . . . ($ 3,022)     ($12,129)     ($19,659)    ($18,931)     ($47,421)     ($16,249)     ($21,283)
Fixed charges . . . . . . . .   29,373        32,642        34,708       44,534         46,292       34,545        36,838
Total earnings  . . . . . . .   26,351        20,513        15,049       25,603         (1,129)      18,296        15,555

Fixed charges:
    Operating lease expense .   15,718        17,416        19,283       20,523         21,844       16,263        16,783
Interest factor . . . . . . .       33%           33%           33%          33%            33%          33%           33%
Interest portion  . . . . . .    5,187         5,747         6,363        6,773          7,209        5,367         5,538

Interest expense  . . . . . .   22,916        23,185        23,982       34,190         35,450       26,458        28,433

Amortization of debt costs  .    1,270         3,710         4,363        3,571          3,633        2,720         2,867
Total fixed charges . . . . .   29,373        32,642        34,708       44,534         46,292       34,545        36,838

Ratio of earnings to fixed
charges . . . . . . . . . . .     0.90          0.63          0.43         0.57          (0.02)        0.53          0.42
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